Exhibit 99.1

CONTACT:
Travis Jacobsen - Media Relations 972.797.8751 travis.jacobsen@eds.com	Lori Happe - Investor Relations 972.605. 8933 lori.happe@eds.com

FOR RELEASE:  7:00 AM CENTRAL, TUESDAY, AUGUST 1, 2006

EDS Reports 2006 Second Quarter Results

  Pro forma EPS of 20 cents; 26 cents excluding the impact of expensing stock options and performance-based restricted stock units
  As reported EPS of 20 cents
  Revenue of $5.19 billion, up 5 percent on organic basis
  Free cash flow of $362 million
  Contract signings of $5.4 billion, up 103 percent

PLANO, Texas - EDS today reported second quarter net income of $104 million, or 20 cents per share, versus net income of $26 million, or 5 cents per share, in last year's second quarter.

EDS' pro forma second quarter net income was $107 million, or 20 cents per share, versus second quarter 2005 pro forma net income of $27 million, or 5 cents per share.

Pro forma second quarter 2006 net income and EPS excludes after-tax losses of $5 million for discontinued operations and a pre-tax reversal of $4 million of previously recognized restructuring expenses (net 0 cents per share).

When further excluding the impact of expensing stock options and performance-based restricted stock units ($43 million pre-tax), pro forma net income was $136 million, or 26 cents per share, versus comparable second quarter 2005 pro forma net income of $54 million, or 10 cents per share.

"EDS continued to drive operational and financial improvements in the second quarter," said Mike Jordan, EDS chairman and chief executive officer. "Our bottom line benefited from the improved performance of some of our largest accounts, and we expect our margins to continue to expand as we ramp up our productivity and Best Shore initiatives.

"Our more than $15 billion in first-half contract signings reflected EDS' best six-month total since 2001. Importantly, this new business was balanced across industries, services lines and geographies and reflects an increasing number of new clients, putting EDS on a path to achieve solid growth," Jordan said.

EDS signed $5.4 billion in contracts in the second quarter, up 103 percent from $2.6 billion in the year-ago quarter. Significant contracts for the quarter include Kraft Foods Inc., a $1.6 billion new logo, and wins with existing clients Bank of America, $700 million, and the Commonwealth Bank of Australia, $350 million.

EDS also completed the acquisition of a majority stake in MphasiS BFL Limited, a leading applications and business process outsourcing services company based in Bangalore, India.

The acquisition provides EDS with strong complementary capabilities in applications development and business process outsourcing, particularly customer relationship management; enhances the company's domain expertise in the financial sector; and immediately quadruples the size of EDS' India workforce to approximately 15,000.

EDS posted second quarter revenue of $5.19 billion, up 5 percent on an organic basis (which excludes the impact of currency fluctuations, acquisitions and divestitures) from $5 billion in the year-ago quarter (1).

Free cash flow was $362 million in the second quarter, an improvement of $244 million versus the year-ago period.  (See Note 2 to the Summary of Consolidated Cash Flows for a discussion of free cash flow.)

EDS' operating margin for the second quarter was 3.0 percent, up from 1.7 percent in the year-ago quarter.  Pro forma operating margin was 2.9 percent, up from 1.5 percent in the year-ago quarter.  When further excluding the impact of expensing stock options and performance-based restricted stock units, pro forma operating margin was 3.7 percent, compared to 2.4 percent in the year-ago quarter.

The company's effective tax rate from continuing operations for the second quarter of 2006 was 16 percent. This was primarily due to a $46 million reduction of liabilities for tax contingencies, including the impact of a settlement with the U.S. Internal Revenue Service, partially offset by other items. This resulted in a 3 cent per share favorable impact to the tax rate assumed in the company's second quarter guidance.

 Second Quarter Results by Segment

  Americas: Second quarter revenue was $2.37 billion, up 3 percent compared to the prior-year period.  Operating profit was $364 million, up 15 percent from $318 million in the prior-year period, due to improved operating performance on certain major contracts.

  EMEA: Second quarter revenue was $1.60 billion, up 9 percent compared to the prior-year period, driven by the company's U.K. Ministry of Defence DII contract.  Operating profit was $215 million, down slightly from $218 million in the year-ago quarter.

  Asia-Pacific: Second quarter revenue was $352 million, down 8 percent compared to the prior-year period.  Operating profit was $39 million, flat compared with the prior-year period of $39 million.

  U.S. Government: Second quarter revenue was $789 million, up 8 percent compared to the prior-year period.  Operating profit was $122 million, up 35 percent from $90 million in the prior-year period.  Both revenue and operating margin improvements were driven in large part by improved performance of the Navy Marine Corps Intranet contract.

All segment comparisons are at constant currency and exclude the impact of expensing stock options and performance-based restricted stock units.

Updated 2006 Guidance

For full-year 2006, EDS expects revenue of $21 billion to $21.5 billion, compared to prior guidance of $20 billion to $20.5 billion, and TCV of $23 billion to $25 billion, compared to prior guidance of $23+ billion.  The company continues to expect pro forma EPS of $0.83 to $0.93(2), $1.05 to $1.15 when excluding the impact of expensing stock options and performance-based restricted stock units, and free cash flow of $800 million to $1.0 billion.

The company has identified additional cost reduction opportunities it expects to pursue in the second half of the year.  These actions would result in approximately 15 cents per share of additional severance-related costs, which were not reflected in prior guidance.  While the company is maintaining its earlier EPS and free cash flow guidance, these incremental costs are likely to cause full-year 2006 EPS and free cash flow to trend toward the lower end of the ranges.  EDS expects these initiatives to have a positive impact on 2007 earnings and margins.

For third quarter 2006, EDS currently expects:

•      Pro forma EPS of 16 cents to 21 cents(2), 21 cents to 26 cents when excluding the impact of expensing stock options and performance-based restricted stock units.

•       Revenue of $5.3 billion to $5.5 billion.

Conference Call

EDS' earnings conference call will be broadcast live on the Internet today at 8:00 a.m. Central time (9:00 a.m. Eastern). To access the call and view related financial information, go to www.eds.com/investor. If you are unable to listen during the live Webcast, the call will be archived for 30 days at www.eds.com/investor.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients. EDS founded the information technology outsourcing industry more than 40 years ago. Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.  Learn more at eds.com.

(1)    Excludes discontinued operations for all periods presented.

(2)    2006 pro forma EPS guidance excludes reversals of previously recognized restructuring expenses and discontinued operations.

Statements in this press release that are not historical statements, including statements regarding forecasted revenue, EPS, free cash flow, and TCV, are forward-looking statements within the meaning of the Federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to, the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. Federal government clients, including our NMCI contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules, military action or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit; the impact of rating agency actions on our ability to access capital and our cost of capital; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our multi-year plan and cost-cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; a reduction in the carrying value of our assets; the impact of a bankruptcy or financial difficulty of a significant client on the financial and other terms of our agreements with that client; with respect to the funding of pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; fluctuations in foreign currency, exchange rates and interest rates; the impact of competition on pricing, revenues and margins; and the degree to which third parties continue to outsource IT and business processes. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues(1)	$5,194	$5,000	$10,272	$9,737

Costs and expenses
Cost of revenues(2)	4,567	4,484	9,118	8,765
Selling, general and administrative(2)	476	437	926	871
Other operating income	(4)	(6)	(5)	(10)
Total costs and expenses, net	5,039	4,915	10,039	9,626

Operating income	155	85	233	111

Interest expense	(63)	(60)	(123)	(123)
Interest income and other, net	37	34	75	90
Other expense, net	(26)	(26)	(48)	(33)

Income from continuing operations before income taxes	129	59	185	78

Provision for income taxes(3)	20	27	43	32
Income from continuing operations	109	32	142	46
Loss from discontinued operations, net of income taxes(4)	(5)	(6)	(14)	(16)
Net income	$104	$26	$128	$30

Basic earnings per share of common stock(5)
Income from continuing operations	$0.21	$0.06	$0.28	$0.09
Loss from discontinued operations	(0.01)	(0.01)	(0.03)	(0.03)
Net income	$0.20	$0.05	$0.25	$0.06

Diluted earnings per share of common stock(5)
Income from continuing operations	$0.21	$0.06	$0.27	$0.09
Loss from discontinued operations	(0.01)	(0.01)	(0.03)	(0.03)
Net income	$0.20	$0.05	$0.24	$0.06

Cash dividends per share	$0.05	$0.05	$0.10	$0.10

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.     The Company provides end-to-end IT infrastructure on a seat management basis to the Department of Navy (the "DoN"), which includes the U.S. Navy and Marine Corps. On March 24, 2006, the Company entered into a contract modification with the DoN pursuant to which the DoN exercised its option to extend this contract by three years through September 2010, and the contract was amended to, among other things, incorporate additional pricing and incentive payment terms and conditions, extend the refresh period for a majority of desktop seats, establish the purchase price and valuation methodology for equipment and related infrastructure payable in the event of the DoN's election to purchase such equipment at contract termination, and increase certain minimum purchase requirements for program years 2006 through 2010. In addition, the DoN agreed to pay EDS $100 million in cash (which amount was received in the second quarter of 2006) and the parties entered into a mutual release of claims related to the contract. As a result of the contract modification, the Company recorded product revenue for dedicated equipment of approximately $128 million in the first quarter of 2006. As a result of the activity on the contract during the first quarter of 2006, including the product revenue resulting from the contract modification, the Company recognized net non-recurring income of $0.03 per share.

2.     The Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as of January 1, 2005. This statement requires the recognition of compensation expense when an entity obtains employee services in share-based payment transactions. Compensation expense related to such transactions was $22 million and $31 million, respectively, for the three months ended June 30, 2006 and 2005. Compensation expense related to such transactions was $63 million and $76 million, respectively, for the six months ended June 30, 2006 and 2005. In addition, effective with the March 2005 long-term incentive award grant, the Company significantly limited the use of annual stock option grants and instead provided annual grants of performance-vesting restricted stock units. Compensation expense related to performance-based restricted stock units was $21 million and $11 million, respectively, for the three months ended June 30, 2006 and 2005. Compensation expense related to performance-based restricted stock units was $33 million and $11 million, respectively, for the six months ended June 30, 2006 and 2005.

3.     The effective tax rate in the second quarter of 2006 was impacted by i) the expiration of the U.S. research and development tax credit ("R&D credit"), which had a negative impact on current tax expense of approximately $5 million; ii) the passage of a new Texas tax system requiring a write-off of $16 million of net deferred tax assets; and iii) favorable changes to the liabilities for tax contingencies of $46 million, including the impact of a settlement with the U.S. Internal Revenue Service ("IRS") related to the R&D tax credit.  The settlement resulted in a reduction of such liability in the second quarter of 2006.

4.     Discontinued operations is comprised primarily of the net results of A.T. Kearney which was sold in January 2006 and is classified as "held for sale" at December 31, 2005. Discontinued operations also includes the net results of the maintenance, repair and operations (MRO) management services business which was transferred by A.T. Kearney to the Company prior to the divestiture and is classified as "held for sale" at June 30, 2006 and December 31, 2005.

5.     Basic and diluted earnings per share of common stock were $0.26 for the three months ended June 30, 2006 after excluding compensation expense attributable to share-based payments and performance-based restricted stock units (see Note 2), discontinued operations (see Note 4), and other operating income.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30,	December 31,
	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$1,774	$1,899
Marketable securities	1,080	1,321
Accounts receivable, net	3,376	3,311
Prepaids and other	833	848
Deferred income taxes	565	778
Assets held for sale	146	345
Total current assets	7,774	8,502

Property and equipment, net	2,117	1,967
Deferred contract costs, net	666	638
Investments and other assets	716	684
Goodwill	4,295	3,832
Other intangible assets, net	757	640
Deferred income taxes	1,074	824
Total assets	$17,399	$17,087

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$594	$492
Accrued liabilities	2,287	2,430
Deferred revenue	1,686	1,329
Income taxes	56	208
Current portion of long-term debt	322	314
Liabilities held for sale	106	275
Total current liabilities	5,051	5,048

Pension benefit liability	1,295	1,173
Long-term debt, less current portion	2,908	2,939
Minority interests and other long-term liabilities	511	415
Shareholders' equity(1)	7,634	7,512
Total liabilities and shareholders' equity	$17,399	$17,087

(1)   During the first quarter of 2006, the Company's Board of Directors authorized the Company to repurchase up to $1 billion of its outstanding common stock over the next 18 months in open market purchases or privately negotiated transactions. In connection with the share repurchase authorization, the Company entered into a $400 million accelerated share repurchase agreement with a financial institution pursuant to which the Company expected to repurchase approximately 15.0 million shares of its common stock at a price of $26.61 per share. Under the final settlement of the agreement, the financial institution repurchased 15.3 million shares of common stock in the open market during the repurchase period which ended on May 31, 2006. The final amount paid under the arrangement was $26.16 per share. The Company also repurchased 2.2 million shares in the open market during the second quarter at an average cost of $24.31 per share.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Six Months Ended
	June 30,
	2006	2005

Net cash provided by operating activities(1)(2)	$840	$347

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	1,431	818
Proceeds from investments and other assets(2)	171	173
Net proceeds from divested assets and non-marketable equity securities	(11)	1
Payments for purchases of property and equipment(2)	(327)	(311)
Payments for investments and other assets(2)	(35)	(12)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(349)	(552)
Payments for purchases of software and other intangibles(2)	(267)	(98)
Payments for purchases of marketable securities	(1,193)	(664)
Other(2)	12	12
Net cash used in investing activities	(568)	(633)

Cash Flows from Financing Activities
Payments on long-term debt	(10)	(310)
Capital lease payments(2)	(70)	(75)
Purchase of treasury stock	(455)	-
Employee stock transactions	175	29
Dividends paid	(52)	(53)
Other.	14	-
Net cash used in financing activities	(398)	(409)
Effect of exchange rate changes on cash and cash equivalents	1	(18)
Net decrease in cash and cash equivalents	(125)	(713)
Cash and cash equivalents at beginning of period	1,899	2,102
Cash and cash equivalents at end of period	$1,774	$1,389

(1)   Depreciation and amortization and deferred cost charges were $647 million and $719 million for the six months ended June 30, 2006 and 2005, respectively.

(2)   EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. Free cash flow is a non-GAAP measure and should be viewed together with the consolidated statements of cash flows. Refer to the following page for a reconciliation of free cash flow to the net decrease in cash and cash equivalents for the six months ended June 30, 2006 and 2005.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(in millions)

	Six Months Ended
	June 30,
	2006	2005

Net cash provided by operating activities	$840	$347

Capital expenditures:
Proceeds from investments and other assets	171	173
Payments for purchases of property and equipment	(327)	(311)
Payments for investments and other assets	(35)	(12)
Payments for purchases of software and other intangibles	(267)	(98)
Other investing activities	12	12
Payments on capital leases	(70)	(75)
Total capital expenditures	(516)	(311)
Free cash flow	324	36

Other Investing and Financing Activities:
Proceeds from sales of marketable securities	1,431	818
Net proceeds related to divested assets and non-marketable equity securities	(11)	1
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(349)	(552)
Payments for purchases of marketable securities.	(1,193)	(664)
Payments on long-term debt	(10)	(310)
Purchase of treasury stock	(455)	-
Employee stock transactions	175	29
Dividends paid	(52)	(53)
Other financing activities	14	-
Effect of exchange rate changes on cash and cash equivalents	1	(18)
Net decrease in cash and cash equivalents	$(125)	$(713)